Exhibit 99(a)
TRUSTCO
Bank Corp NY	News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ – TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
518-381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend and
Announces Results of Annual Meeting

Glenville, New York – May 19, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors had declared a regular quarterly cash dividend of $0.0625 per share, payable July 1, 2009, to shareholders  of record at the close of  business  on June 5, 2009.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are pleased to provide our shareholders with a cash return on their investment, continuing a tradition that extends back over 100 years, covering both good times and bad.  Our solid execution of a sound, conservative business plan has enabled TrustCo to continue to report profitability levels that are in the upper tier of the banking industry, and produced a balance sheet that provides our customers with an extremely strong financial partner.  We are proud that we are able to meet our customers’ banking needs without having to rely on government assistance to do so, despite the many challenges the economic downturn and market turmoil of the last year have created for financial institutions and indeed all businesses.”

The Company also announced that directors Thomas O. Maggs, William J. Purdy and Robert J. McCormick were re-elected by shareholders for three-year terms.  Shareholders also ratified the appointment of Crowe Horwath LLP as independent auditors for the Company for 2009.

TrustCo was recently named the seventh top performing thrift in the nation by SNL Financial LLC, marking its sixth consecutive year in the top twenty.  The SNL ranking is for the 2008 calendar year and is based on SNL’s independent, objective analysis of profitability, efficiency, asset quality and capital generation.

TrustCo Bank Corp NY is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 128 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.